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                                                                     EXHIBIT 12


                        KRAFT FOODS INC. AND SUBSIDIARIES
               Computation of Ratios of Earnings to Fixed Charges
                            (in millions of dollars)
                               ------------------

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

                                                            Years Ended December 31,
                                     -------------------------------------------------------------------------
                                       2002              2001             2000           1999             1998
                                     -------           -------          --------       --------         ------
Earnings before income taxes
   and minority interest             $5,267             $3,447          $3,415         $3,040           $2,999

Add (Deduct):
Equity in net earnings
   of less than 50%
   owned affiliates                     (51)               (41)            (50)           (51)             (28)
Dividends from less
   than 50% owned
   affiliates                            28                 21              12             10                9
Fixed charges                         1,003              1,581             710            646              638
Interest capitalized,
   net of amortization                   (1)                (3)              -             (2)              (1)
                                    -------             ------          ------         ------           ------
Earnings available for
   fixed charges                     $6,246             $5,005          $4,087         $3,643           $3,617
                                    =======             ======          ======         ======           ======

Fixed charges:
Interest incurred:
   Interest expense                  $  854             $1,452          $  615         $  547           $  549
   Capitalized interest                   4                  5               3              4                3
                                    -------             ------          ------         ------           ------
                                        858              1,457             618            551              552
Portion of rent expense
   deemed to represent
   interest factor                      145                124              92             95               86
                                    -------             ------          ------         ------           ------
Fixed charges                        $1,003             $1,581          $  710         $  646           $  638
                                    =======             ======          ======         ======           ======
Ratio of earnings to
   fixed charges                        6.2                3.2             5.8            5.6              5.7
                                    =======             ======          ======         ======           ======

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